Exhibit 99.1

Media Contact:	Investor Contact:
Mariah Torpey	Andrew McBath
Davies Murphy Group, Inc.	404-302-9700
781-418-2404	amcbath@internap.com
internap@daviesmurphy.com
www.daviesmurphy.com

Internap to Terminate Stockholder Rights Plan

ATLANTA – November 23, 2009 – Internap Network Services Corporation (NASDAQ: INAP) today announced that its Board of Directors has unanimously voted to amend its Preferred Stock Rights Agreement, commonly known as a poison pill.  Under the terms of the amendment, the purchase rights will now expire on December 31, 2009 rather than on March 23, 2017, as originally provided in the rights agreement.

With the support of external legal and financial advisors, the Board carefully evaluated the existing rights agreement and other stockholder protections.  Following this review, the Board concluded to terminate the plan as recommended by a majority of stockholders at Internap’s 2009 annual meeting of stockholders. “This decision reflects our ongoing commitment to corporate governance best practices and our responsiveness to stockholders.  Further, we believe termination of this plan is in the best interests of the company and our stockholders,” said Dr. Daniel Stanzione, Internap’s Chairman of the Board.

About Internap
Internap is a leading Internet solutions company that provides The Ultimate Online Experience® by managing, delivering and distributing applications and content with 100 percent performance and reliability. With a global platform of data centers, managed Internet services and a content delivery network (CDN), Internap frees its customers to innovate, improve service levels, and lower the cost of IT operations. Thousands of companies across the globe trust Internap to help them achieve their Internet business goals. For more information, visit http://www.internap.com/.

Internap "Safe Harbor" Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements related to Internap’s decision to implement or retain a stockholder rights plan and/or other defensive measures to a hostile action. Because such statements are not guarantees of future performance and involve risks and uncertainties, there are important factors that could cause Internap’s actual results to differ materially from those in the forward-looking statements. These factors include other factors discussed in Internap’s filings with the Securities and Exchange Commission. Internap undertakes no obligation to revise or update any forward-looking statement for any reason.